FOR IMMEDIATE RELEASE: February 19, 2008

FOR FURTHER INFORMATION CONTACT:
Cynthia A. Mahl
Senior Vice President and Chief Financial Officer
(330) 764-3131

WESTERN RESERVE BANCORP, INC. (WRBO)
Announces Earnings for the Year and Quarter Ended December 31, 2007

Medina, Ohio—February 19, 2008—Western Reserve Bancorp, Inc. (OTC: WRBO), the parent holding company of Western Reserve Bank, with locations in Medina and Brecksville, Ohio, today announced that for the year ended December 31, 2007, it had net income of $817,000, or $1.36 per diluted share, a decrease of 29.0% from the $1,151,000, or $1.93 per diluted share in 2006. Edward J. McKeon, the Company’s President and Chief Executive Officer, stated “although earnings for the year were down, these results are not related to the quality of the Bank’s loan portfolio, which remains strong. Rather, factors contributing to the decrease include a large loan recovery in 2006 that wasn’t repeated in 2007; strong loan growth in 2007 which requires additional reserves; an industry-wide increase in FDIC insurance premiums; and lower interest rate margins due to the highly competitive northeast-Ohio banking market in 2007.”

Net interest income was $5,457,000, down $98,000, or 1.8% from $5,555,000 in the prior year. The Company’s net interest margin was 3.70% in 2007, compared to 4.27% in 2006.

However, Mr. McKeon added that “the Company’s management feels that changing market conditions should allow for continued growth during 2008, while offering the potential for improved profits.”

Total assets increased to $159,360,000 at December 31, 2007, compared with $144,115,000 at December 31, 2006. This represents an increase of $15,245,000, or 10.6%. Loans increased as well, by $11,479,000, or 10.4% during 2007, to $121,628,000. During the same period, deposits increased $14,170,000, or 11.1%, to $141,429,000. Shareholders’ equity was $13,929,000, compared with $12,931,000 at year-end 2006. The Company’s book value was $24.05 per share at December 31, 2007, up from $22.56 at December 31, 2006.

For the quarter ended December 31, 2007, Western Reserve had net income of $181,000, or $0.30 per diluted share, as compared with net income of $211,000, or $0.35 per diluted share for the same quarter in the prior year. For the fourth quarter, net interest income was $1,417,000, up slightly from the $1,361,000 in the same quarter of 2006.

Western Reserve Bank is a state-chartered commercial bank that was founded in 1998 by community leaders in Medina, Ohio, who saw the need for a locally-based community bank. Western Reserve Bancorp, Inc.’s stock is held by approximately 500 shareholders of record.

Certain statements contained in this release that are not historical facts are forward looking statements subject to certain risks and uncertainties. The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, the interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.

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